Exhibit 99.1

Supernus Announces First Quarter 2024 Financial Results

•Net sales of Qelbree® increased 75% to $45.1 million compared to first quarter 2023.
•Total revenues were $143.6 million. Total revenues excluding Trokendi XR® and Oxtellar XR® net product sales (non-GAAP)(1) increased 12% to $100.7 million compared to first quarter 2023.
•Operating loss was $(3.2) million. Adjusted operating earnings (non-GAAP)(1) was $22.3 million.
•Reiterates full year 2024 financial guidance, including total revenue guidance of $580 million to $620 million, operating loss guidance of $(30) million to $0 million, and adjusted operating earnings (non-GAAP) guidance of $80 million to $110 million.
ROCKVILLE, MD, May 8, 2024 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the first quarter of 2024 and associated Company developments.
"We are pleased to announce another strong quarter for Qelbree, which delivered robust growth of 75% in net sales compared to the same quarter in the prior year," said Jack Khattar, President and CEO of Supernus. "We remain focused on driving the Company's long-term growth as we complete the transition from our legacy products to our growth products and as we progress our pipeline of novel product candidates."
Business Highlights
Qelbree Update
•Total IQVIA prescriptions were 176,503 for first quarter 2024, an increase of 31% compared to the prior year period.
•Patient enrollment is ongoing in the Phase IV open-label study to assess the efficacy of Qelbree over the course of 14 weeks of treatment in approximately 500 adults with attention deficit hyperactivity disorder (ADHD) and mood symptoms. The primary outcome measure is change from baseline in the Adult ADHD Investigator Symptom Rating Scale (AISRS).
Product Pipeline Update
SPN-830 (apomorphine infusion device) for treatment of Parkinson's disease (PD)
•In April 2024, the U.S. Food and Drug Administration (FDA) issued a Complete Response Letter (CRL) in response to the Company’s New Drug Application (NDA) for SPN-830. The CRL indicates that the review cycle for the application is complete, but that the application is not ready for approval in its present form.
•The Company will announce the timing for its resubmission after further discussion with the FDA, which is expected to take place in May 2024.
SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression
•More than half the number of planned patients have been enrolled in the ongoing Phase IIb multi-center randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression. The study is examining efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 268 patients in up to 50 clinical sites. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score. Topline data from the Phase IIb trial is expected in the first half of 2025.

•The Company has initiated a Phase II open-label study in approximately 40 subjects with major depressive disorder (MDD). The primary objective of the study is to assess efficacy in MDD, as well as onset of efficacy.
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Company will hold a conference call on Thursday, May 23, 2024 to report on interim data from approximately 40 patients from the open-label Phase IIa clinical study of SPN-817 for treatment-resistant seizures (webcast details forthcoming). The study is examining the safety and tolerability of SPN-817 as adjunctive therapy in adult patients with treatment-resistant seizures, as well as assessing efficacy. Topline results for the full study are expected in the second half of 2024.
SPN-443 – Novel stimulant for ADHD/CNS
•The Company plans to initiate a Phase I single dose study in healthy adults in 2024 following submission of an Investigational New Drug application. The primary objective of the study is to assess safety and tolerability.
First Quarter 2024 Financial Results
This section includes information on non-GAAP financial measures. See “Non-GAAP Financial Information” section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.
Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended March 31,
	2024	2023	Change %
Net product sales
Qelbree	$45.1	$25.8	75%
Oxtellar XR	26.9	28.9	(7)%
GOCOVRI®	26.5	26.0	2%
APOKYN®	16.7	17.2	(3)%
Trokendi XR	16.0	34.8	(54)%
Other(2)	7.2	7.9	(9)%
Total net product sales	138.4	140.6	(2)%
Royalty and licensing revenues(3)	5.2	13.2	(61)%
Total revenues	$143.6	$153.8	(7)%

Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1)	$100.7	$90.1	12%
•Total revenues were $143.6 million, compared to $153.8 million in the same period in 2023.
•Total net product sales were $138.4 million, compared to $140.6 million in the same period in 2023. The decrease was primarily due to the decline in net sales of Trokendi XR offset by an increase in net sales of Qelbree.
•Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP) increased 12% compared to the same period in 2023.
Other Financial Highlights
•Operating loss was $(3.2) million compared to operating earnings of $5.2 million in the same period in 2023. The decrease was primarily due to lower royalty revenue.
•Adjusted operating earnings (non-GAAP) were $22.3 million compared to $30.5 million in the same period in 2023.

•Net earnings and diluted earnings per share were $0.1 million and $0.00, respectively, compared to $16.9 million and $0.29, respectively, in the same period in 2023.
•At March 31, 2024, cash, cash equivalents, and current and long-term marketable securities were approximately $309.4 million compared to $271.5 million as of December 31, 2023. This increase was primarily due to cash generated from operations.
Full Year 2024 Financial Guidance

For the full year 2024, the Company reiterates its full year 2024 financial guidance as set forth below (dollars in millions).

Amount (as of February 27, 2024)
Total revenues (includes approximately $125 - $135 million of Trokendi XR and Oxtellar XR)(4)(5)	$580 - $620
Combined R&D and SG&A expenses	$430 - $460
Operating loss(6)	$(30) - $(0)
Adjusted operating earnings (non-GAAP)(1)	$80 - $110
Non-GAAP Financial Information
This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP adjusted operating earnings, we also present total revenues excluding net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company’s revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.
There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2024 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled “Non-GAAP Financial Information” for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(3) Royalty and licensing revenues include royalties on generic Trokendi XR, other licensed products and intellectual property.
(4) Includes net product sales and royalty and licensing revenue.
(5) Reflects continued generic erosion of Trokendi XR and generic erosion of Oxtellar XR beginning in September 2024.
(6) Includes amortization of intangible assets and contingent consideration expense (gain).

Conference Call Details
Supernus will host a conference call and webcast today, May 8, 2024, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson's disease (PD), cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$63,401	$75,054
Marketable securities	234,335	179,820
Accounts receivable, net	147,734	144,155
Inventories, net	75,079	77,408
Prepaid expenses and other current assets	23,772	16,676
Total current assets	544,321	493,113
Long-term marketable securities	11,662	16,617
Property and equipment, net	12,969	13,530
Intangible assets, net	579,752	599,889
Goodwill	117,019	117,019
Other assets	38,367	37,505
Total assets	$1,304,090	$1,277,673

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$86,402	$79,569
Accrued product returns and rebates	167,226	154,274
Contingent consideration, current portion	51,379	52,070
Other current liabilities	9,547	4,283
Total current liabilities	314,554	290,196
Contingent consideration, long term	976	1,380
Operating lease liabilities, long term	32,994	33,196
Deferred income tax liabilities, net	19,501	24,963
Other liabilities	6,899	6,422
Total liabilities	374,924	356,157

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 54,965,316 and 54,723,356 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	55	55
Additional paid-in capital	446,960	439,493
Accumulated other comprehensive (loss) earnings, net of tax	(534)	(593)
Retained earnings	482,685	482,561
Total stockholders’ equity	929,166	921,516

Total liabilities and stockholders’ equity	$1,304,090	$1,277,673

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
	(unaudited)
Revenues
Net product sales	$138,461	$140,575
Royalty and licensing revenues	5,183	13,189
Total revenues	143,644	153,764

Costs and expenses
Cost of goods sold (a)	16,309	23,460
Research and development	24,930	21,212
Selling, general and administrative	86,516	85,597
Amortization of intangible assets	20,137	19,966
Contingent consideration gain	(1,095)	(1,647)
Total costs and expenses	146,797	148,588

Operating earnings (loss)	(3,153)	5,176

Other income (expense)
Interest and other income, net	3,396	5,346
Interest expense	—	(1,505)
Total other income (expense)	3,396	3,841

Earnings before income taxes	243	9,017

Income tax expense (benefit)	119	(7,931)
Net earnings	$124	$16,948

Earnings per share
Basic	$0.00	$0.31
Diluted	$0.00	$0.29

Weighted average shares outstanding
Basic	54,801,748	54,380,947
Diluted	55,626,663	62,454,204

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(Unaudited)
Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net product sales
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding Trokendi XR and Oxtellar XR net product sales, a non-GAAP measure, is as follows (unaudited, dollars in millions):

	Three Months Ended March 31,
	2024	2023	Change %
Total revenues (GAAP)(1)	$143.6	$153.8	(7)%
Adjustments:
Trokendi XR net product sales	(16.0)	(34.8)	(54)%
Oxtellar XR net product sales	(26.9)	(28.9)	(7)%
Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1)	$100.7	$90.1	12%
___________________________________________
(1) Includes net product sales and royalty and licensing revenues.
Reconciliation of GAAP Operating earnings (loss) to Non-GAAP Adjusted Operating earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended March 31,
	2024	2023
Operating earnings (loss) - As Reported (GAAP)	$(3.2)	$5.2
Adjustments:
Amortization of intangible assets	20.1	20.0
Share-based compensation	5.9	6.3
Contingent consideration	(1.1)	(1.6)
Depreciation	0.6	0.6
Operating earnings - As Adjusted (non-GAAP)	$22.3	$30.5
Non-GAAP adjusted operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation.
Reconciliation of Full Year 2024 Financial Guidance - GAAP Operating earnings (loss) to Non-GAAP Adjusted Operating earnings (loss)
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis and projected adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

Amount (as of February 27, 2024)
Operating earnings (loss) - GAAP	$(30) - $0
Adjustments:
Amortization of intangible assets	$80 - $81
Share-based compensation	$27 - $29
Contingent consideration	$1 - $2
Depreciation	$2 - $3
Operating earnings - As Adjusted (non-GAAP)	$80 - $110

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
(443) 213-0505
peter.vozzo@westwicke.com